SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 8, 2006

UNIVERSAL FOOD & BEVERAGE COMPANY

(Exact Name of Registrant as Specified in Charter)

Nevada	000-27853	86-0913555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3830 Commerce Drive, St. Charles, Illinois	60174
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 630-584-8670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Universal Food & Beverage Company, a manufacturer of co-packed, private label and branded beverage products, announced in a press release and Current Report on Form 8-K on June 7, 2006 that the Company was investigating certain financial transactions involving the Company’s former chief executive officer discovered in the first quarter of 2006. As previously announced, the Company will also retain an independent forensic auditor to assist the Company with its investigation. As the Company’s investigation is ongoing, the Company has not yet identified the impact the investigation may have on the Company’s financial statements. Accordingly, until the investigation is complete, the Company’s previously issued financial statements for fiscal years 2004 and 2005, and quarterly periods in 2005 should no longer be relied upon. Upon discovery of the transactions, the Company discussed these matters with its independent auditor, BDO Seidman, LLP.

In addition to any potential restatements as a result of findings of the investigation, the Company will restate its financial statements for the fiscal year ended December 31, 2005 to increase the 2005 weighted average common shares outstanding from 29,728,537 to 30,928,537. This restatement resulted from erroneously excluding 1,200,000 common shares scheduled to be issued from the average common shares outstanding. This increase in weighted average common shares outstanding will reduce otherwise reported basic diluted loss per common share by $0.01. The decision to restate 2005 financial statements for this matter was made by the Board of the Company after discussion with BDO Seidman, LLP. The comparative 2004 financial statements also had arithmetic errors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2006	UNIVERSAL FOOD & BEVERAGE COMPANY
(Registrant)

/S/ August L. Liguori
August J. Liguori
Chief Executive Officer, Chief Financial Officer and Secretary